Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST NBC RECEIVES EXPECTED NASDAQ NOTICE
DUE TO DELAY IN FILING 2016 FORM 10-K

NEW ORLEANS, LA (March 27, 2017) - First NBC Bank Holding Company (“First NBC”) (NASDAQ: FNBC), the holding company for First NBC Bank, announced today that it had received, as expected, a notification from the Nasdaq Stock Market (“Nasdaq”) informing First NBC that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) because it had not timely filed its Annual Report on Form 10-K for the year ended December 31, 2016. The Nasdaq notification letter has no immediate effect on the listing or trading of First NBC’s common stock on the Nasdaq Global Select Market.

First NBC previously announced the receipt of a Nasdaq Staff Determination letter on November 15, 2016 indicating that it was not in compliance with the same Nasdaq Listing Rule due to the delay in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2016. In response to that notification, First NBC filed a plan to regain compliance with Nasdaq’s listing rules through the filing of First NBC’s past due SEC reports, which plan was accepted by Nasdaq. Under the plan, First NBC has agreed to file all past due SEC reports not later than April 30, 2017.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area, Mississippi Gulf Coast, and the Florida panhandle, which it serves from 29 full service banking offices located throughout its markets.

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to First NBC's ability to timely submit a plan of compliance that will be approved by the Nasdaq staff, to comply with any such approved plan of compliance, to complete the audit of its 2016 consolidated financial statements, to file its Annual Report on Form 10-K for the year ended December 31, 2016 and its Form 10-Q for the period ended September 30, 2016 within the projected timeframes, to maintain listing of its securities on Nasdaq, and to comply with all other listing rules applicable to it, as well as to other factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

First NBC Bank Holding Company Contacts:
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel / Scott Bisang / Matthew Gross, 212-355-4449